Exhibit 10.19

Confidential	Jones Lang LaSalle Incorporated

LaSalle Investment Management

Long-Term Incentive Compensation Plan

(As Amended and Restated and Effective as of January 1, 2008)

I. Objectives

The LaSalle Investment Management Long-Term Incentive Compensation Plan (the “Plan”) is designed to provide a financial incentive to selected executives and key contributors (the “Participants”) of LaSalle Investment Management (“LIM”) that will:

(a)	Align their interests with those of the shareholders of Jones Lang LaSalle Incorporated (the “Company”),

(b)	Provide an incentive to grow both LIM’s core advisory revenues and margins and also its incentive fee revenues and margins, and

(c)	Provide a retention vehicle to promote continued employment with LIM by its key contributors.

The Plan represents an amendment and restatement in its entirety of the previous long-term plan for selected LIM employees that was effective through the end of calendar year 2007.

II. General Plan Provisions

Defined Terms:	Capitalized terms used herein without specific definition shall have the respective definitions given to them elsewhere in the Plan.

Eligibility:	The Chief Executive Officer of LIM (the “LIM CEO”) and such other senior LIM employees (the “Participants”) as the LIM CEO and the Chief Executive Officer of the Company (the “Company CEO”) may jointly designate as provided herein will be eligible to participate in the Plan. No individual will have an automatic right to participate in the Plan.

Selection Procedures:	Prior to March 31 of each year, the LIM CEO will recommend to the Company CEO a list of those LIM employees for participation in the Plan. Once approved by the Company CEO, the LIM CEO will confirm participation levels to eligible employees in writing. All Participants must be employed by LIM or the Company on the Award Date in order to receive an Award.

Performance Measurement:

Performance for purposes of the Plan will be evaluated using the following three LIM financial performance measures:

1) Modified Cash Flow (“MCF”)

This component of the Plan is designed to recognize the value added that the Company receives from LIM’s entire business, including performance/incentive fees. MCF is defined as PGOI less equity earnings.

2) Modified Base Cash Flow (“MBCF”)

This component of the Plan is designed to recognize the value that the Company receives from enhancing LIM’s core advisory revenues and the resulting margins. MBCF is defined as MCF less incentive fees net of any related team incentive bonus.

3) Pre-Global Operating Income (“PGOI”)

This component of the Plan includes all expenses related to the operation of LIM, including allocations, deferred compensation expenses associated with existing conditional share and Stock Ownership Plan (“SOP”) awards as well as all amortized expenses under the Plan.

Confidential	Jones Lang LaSalle Incorporated

These performance measures are intended to conform to current Company accounting and financial standards as reflected in its financial statements under generally accepted accounting principles. All direct expenses will be included in the calculation of the above performance measures, including one time charges, integration and acquisition related costs and allocation of a portion of expenses where LIM benefits directly.

When appropriate in his discretion, the Company CEO reserves right to make adjustments for income or expense items that are not consistent with the strategic purposes or operation of the Plan (for example, activities related to mergers and acquisitions or a single extraordinary or material transaction).

Award Determination:	Awards will be determined on a calendar year basis. An individual Participant will receive an Award based on the value of the specified point (“Point”) interest assigned for Plan purposes at the beginning of each year. The value of a Point for a given year of the Plan will be determined by: multiplying (a) the amounts in excess of MBCF and MCF hurdles established for each year times (b) the Performance Sharing Rates established as indicated below and then dividing by (c) the total number of Points allocated to Participants for such year.

Minimum Performance Requirements:	In order for an Award to vest under the Plan, the actual LIM PGOI margin must exceed 15% and LIM’s total compensation and benefits expense as a percent of revenue must not exceed 60%. As a result, compensation to be awarded under the LIM LTIP, or any other LIM compensation program, may be adjusted by the LIM CEO (upon consultation and approval by the Company CEO) in order to achieve these minimum performance requirements.

Performance Sharing Rates:	For purposes of determining the value of a Point, the Plan will share in amounts in excess of MBCF and MCF hurdles established for each year according to the “Performance Sharing Rates” as documented in the minutes of the meeting of the Committee held on September 13, 2007 and maintained with the corporate records of the Company.

Point Interest Allocation Methodology:	It is anticipated that a total of 100 Points will be allocated to Participants by no later than March 31 of each calendar year, to the extent recommended by the LIM CEO and approved by the Company CEO.

Initial Point Allocations:

Initial point allocations are made to LIM employees who are not eligible to participate in any other Company long term incentive program or to receive other stock awards that may be made to other employees on a periodic basis (“Senior Participants”).

LIM employees that participate in other variable compensation programs may be allocated points at the beginning of the year to motivate performance during the period (“Annual Participants”). The LIM CEO shall ensure that reasonable efforts are taken to identify new Annual Participants for initial point allocations by either promoting participation in the Plan from within LIM or the Company, or as a result of hiring new employees from outside of the Company to maximize the prospects of achieving LIM’s growth opportunities.

Confidential	Jones Lang LaSalle Incorporated

Once the initial point allocations are approved for Senior Participants and other Annual Participants, the LIM CEO will be assigned a point interest by the Company CEO, as approved by the Committee. The LIM CEO shall receive no more than 15% of the initially unallocated points.

Use of Unallocated or Forfeited Points

Any unallocated points that remain at the end of a given year may be used on a discretionary basis to reward current employees who may have previously been selected to participate in the Plan or to new employees.

Forfeited points that were assigned to Senior Participants or Annual Participants during the year may also be reallocated to other employees, as recommended by the LIM CEO and approved by the Company CEO.

Any remaining points may be allocated to Senior Participants or Annual Participants at the end of the year based on the LIM CEO’s assessment of each person’s relative contributions and approved by the Company CEO.

Form of Awards:	Awards are anticipated to be made in a combination of cash (“Cash Awards”) and restricted stock units (“RSU Awards”) as of January 1 of the year following the end of the calendar year to which performance relates. The pay mix will generally be 50% Cash Awards and 50% RSU Awards, with the final pay mix to be determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) each year. The Committee reserves the right to pay less than 50% in RSU Awards provided that not more than 50% will be paid in RSU Awards. RSU Awards will otherwise be subject to the terms of the Company’s Stock Award and Incentive Plan (as amended from time to time, the “SAIP”).

Vesting:	Participants must be employed by LIM or the Company to receive an Award, as well as payment for any unvested Cash Awards or RSU Awards, subject to the provisions below and the terms of the SAIP.

Cash Awards:	For Cash Awards, 50% of the Cash Award immediately vests and is paid at the same time that annual bonus payments are made for the prior year. The remaining 50% vests after twelve months and is payable at the same time that annual bonus payments are made. Cash Awards are not credited with interest during the vesting period and are paid in local currency at the exchange rate in effect at the time the Cash Award vests.

RSU Awards:	RSU Awards will be granted as of January 1 of the year following the end of the calendar year to which performance relates. Fifty percent (50%) of the RSU Award will vest twenty four (24) months from the date of grant and the remaining fifty percent (50%) will vest thirty six (36) months from the date of grant.

Dividend Equivalents:	The Board of Directors may, in its discretion, grant dividend equivalents to employees who were granted RSU Awards. Dividend equivalents are the right to receive cash, common stock, or other property equal in value to the amount of dividends paid with respect to the Company’s common stock. RSU Awards do not otherwise have voting rights or a legal right to receive dividends until vested.

Termination:	Except as set forth below under “Voluntary Termination due to ‘Rule of 65’ Retirement” and “Involuntary Termination due to Death/Disability,” Participants forfeit unvested Cash Awards and RSU Awards if they voluntarily terminate employment with LIM or the Company or are terminated by LIM or the Company for Cause. For purposes of the Plan, “Cause” means failure to perform the Participant’s job responsibilities in

Confidential	Jones Lang LaSalle Incorporated

good faith, documented poor performance, falsification of Company records, theft, failure to cooperate with an investigation, conviction of any crime against the Company, any of the Company’s subsidiaries or any of their employees, or a documented violation of the Company’s Code of Business Ethics. Participants do not retain any residual rights to receive new Awards beyond the date of their retirement, death or disability.

Change in Control:	All unvested Cash Awards and RSU Awards become 100% vested in the event of a Change in Control as defined in the SAIP and as determined by the Committee.

Voluntary Termination due to “Rule of 65” Retirement:	All unvested Cash Awards and RSU Awards become 100% vested when an employee terminates employment when any of the following conditions have been met: (i) being at least 55 years old and having any combination of age plus years of service to the Company and its affiliates equal to at least 65, or (ii) having reached the statutory retirement age as defined within the country of the employee’s residence or citizenship, as applicable. In addition, as stipulated in the SAIP, the Company may in its discretion impose on a retired employee additional conditions regarding non-competition and non-solicitation of clients and employees in order for the retired employee to realize such benefits.

Involuntary Termination due to Death/Disability:	All unvested cash and RSUs become 100% vested when an employee terminates employment as a result of death or total disability, with distributions in accordance with the payout provisions above.

Reallocation of Forfeited Awards	On or before December 31 each year, the Company establishes the total value of forfeited LIM LTIP awards for all Participants that terminated employment during the current calendar year by (a) multiplying the grant date price of one share of Company common stock by the total number of RSU Awards forfeited during the year, and (b) adding the total value of cash awards forfeited during the year. The value of forfeited awards is added to the total payout that is calculated for the current year, increasing the value of a Point.

Strategic Alignment:

The intent of this long-term incentive program is to ensure there is an appropriate degree of alignment between the Company and LIM relative to the achievement of strategic business initiatives. While the Company recognizes that this Plan is necessary given the highly competitive labor market in which it operates, the Company also appreciates that LIM’s success can materially and favorably effect the overall performance of the Company. LIM’s success, as supported by this Plan, will benefit employees and shareholders alike.

In turn, both the Company and LIM understand that LIM must always act in the best interests of its clients, and select service providers that LIM believes are the most qualified to meet the needs of its clients. Companies that provide property management and leasing as well as transactional services are among these service providers. In support of the Company’s overall mission, LIM will endeavor to use affiliated service providers when the qualifications of same are market-leading and conflicts do not exist relative to understandings that may exist with a client. An active dialogue will occur between LIM and the Company to ensure this desired strategic alignment is honored.

Confidential	Jones Lang LaSalle Incorporated

Administration and Interpretation:

The Plan will be administered by or under the discretion of the Committee. Subject to the provisions of the Company’s SAIP, the Company’s CEO in his discretion, shall have the authority to approve eligibility to participate in the Plan and to establish the terms and conditions under which the awards become payable. In addition, the Company shall have the authority to delegate such of its duties and authority under the Plan, including calculation of performance results.

As the Plan is a Variable Compensation Plan contemplated by the Company’s SAIP, Awards under the Plan will be administered as performance based awards under the SAIP. The Plan shall be interpreted by the Committee and such interpretations shall be final.

Term of Plan:	Subject to the terms of the Company’s SAIP, the Plan will be effective for the five year performance period starting January 1, 2008 and ending December 31, 2012. It is anticipated (but not guaranteed) that a subsequent long-term incentive plan would be developed following the expiration of this initial performance period, and such a plan would reflect market competitive compensation practices and business forecasts at that time.

Amendments:	The Plan is intended to continue in its initial form and not be amended during its term, provided, however, the Committee reserves the right to amend the Plan in order to maintain its original objectives at any time during its term. In addition, the Committee may, at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or part. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant under any Award already then previously granted under the Plan.